Exhibit 99.1

[GRAPHIC]

FOR IMMEDIATE RELEASE

UNITED RENTALS COMPLETES $2.1 BILLION REFINANCING

GREENWICH, CT, FEBRUARY 17, 2004 - United Rentals, Inc. (NYSE:URI) today announced that it completed its previously announced offerings of $1 billion of 6 1/2% Senior Notes Due 2012 and $375 million of 7% Senior Subordinated Notes Due 2014. The company also announced that it obtained a new senior secured credit facility. The company is using the proceeds from the note offerings, together with borrowings available under the new credit facility, to complete the refinancing of $2.1 billion of its debt in accordance with its previously announced plan. The refinancing will reduce the company’s interest expense and extend the maturities of a substantial portion of the company’s debt.

As part of the refinancing, the company (i) repaid $639 million of term loans and $52 million of borrowings that were outstanding under the company’s old credit facility, (ii) repurchased $845 million principal amount of its 10 3/4% Senior Notes due 2008 (which represented more than 98% of the total outstanding) pursuant to its previously announced tender offer, (iii) called for redemption $300 million principal amount of its outstanding 9 1/4% Senior Subordinated Notes due 2009 and (iv) will call for redemption $250 million principal amount of its outstanding 9% Senior Subordinated Notes due 2009. The redemption of the 9 1/4% Senior Subordinated Notes is expected to be completed on February 27, 2004, and the redemption of the 9% Senior Subordinated Notes is expected to be completed on April 1, 2004.

The company’s new senior secured credit facility replaces the facility the company previously had in place. The new facility includes (i) a $750 million term loan, (ii) a $650 million revolving credit facility that may be used for loans and/or letters of credit (up to a maximum of $250 million for letters of credit) and (iii) a $150 million institutional letter of credit facility that provides additional letter of credit capacity. The term loan will be obtained in two draws. An initial draw of $550 million was obtained upon the closing of the credit facility, and an additional $200 million is expected to be obtained on April 1, 2004.

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 730 locations in 47 states, seven Canadian provinces and Mexico. The company’s 13,000 employees serve 1.9 million customers, including construction and industrial companies, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of approximately $3.5 billion. United Rentals is a member of the Standard and Poor’s MidCap 400 Index and the Russell 2000 Index®. Additional information about United Rentals is available at the company’s web site at www.unitedrentals.com.

Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believes,”

“expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. The company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results or events may materially differ from those projected by any forward-looking statements. The company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Contact:

United Rentals, Inc.

Chuck Wessendorf (IR)

203-618-7318

cwessendorf@ur.com